Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3, No. 333-290627) of Fomento Económico Mexicano, S.A.B. de C.V., of our reports dated April 24, 2026 with respect to the consolidated financial statements of Fomento Económico Mexicano, S.A.B. de C.V. and subsidiaries and the effectiveness of internal control over financial reporting of Fomento Económico Mexicano, S.A.B. de C.V. and subsidiaries included in this Annual Report (Form 20-F) for the year ended December 31, 2025.

Mancera, S.C.
A member practice of
Ernst & Young Global Limited

/s/ Mancera, S.C.
San Pedro Garza García, México
April 24, 2026